THIS AGREEMENT is dated 2026
BETWEEN:
(1)Versigent PLC, a company incorporated in Jersey (registered number 159788) whose registered office is at 13 Castle Street, St. Helier, JE1 1ES, Jersey (the “Company”); and
(2)[NAME] of [Address] (the “Indemnified Person”),
(3)(the “parties”).
WHEREAS:
(A)The Indemnified Person is a [director / officer] of the Company (such one or more roles, the “Primary Role”).
(B)The Company has agreed to indemnify the Indemnified Person on the terms and subject to the conditions set out in this Agreement in respect of the Primary Role and in respect of the Indemnified Person’s position or role from time to time as a director (or equivalent), board observer (or equivalent), management, supervisory or board committee member (as equivalent), secretary (or equivalent), officer, employee, agent or representative of or consultant to the Company and/or any Associated Company (as defined below) and/or as a Representative (as defined below).
(C)AGREED TERMS:
1.INTERPRETATION
1.1In this Agreement, unless the context otherwise requires, the following expressions have the following meanings:

1.1“Associated Company”
1.1(a)    any body corporate which from time to time and for the time being is (i) a subsidiary of the Company, (ii) a holding company of the Company or (iii) a subsidiary of such holding company; and
1.2(b)    any other company, limited liability company, partnership, joint venture, trust, foundation or other enterprise from time to time and for the time being in which the Company or any of its subsidiaries or any holding company of the Company directly or indirectly holds a legal, beneficial or economic interest of 20% or more,
1.3for which purpose “body corporate”, “holding company” and “subsidiary” shall have the meanings given to those terms in Articles 2 and 2A of the Companies Law; provided, however, that (1) Aptiv PLC shall not be considered an “Associated Company” for any purpose under this Agreement, and (2) no entity, body corporate or other enterprise that is or was a direct or indirect subsidiary of Aptiv PLC or otherwise meets the definition of “Associated Company” pursuant to its connectivity to Aptiv PLC shall constitute an Associated Company for any purpose of this Agreement unless such entity independently satisfies the definition above of “Associated Company” by reference to Versigent PLC on or after April 1, 2026;

1.1“Business Day”	1.1any day other than a Saturday or a Sunday or on which banks are not generally open for business in New York, London or Jersey;

1.1“Claims”
(a)any claim, action, suit, proceeding, investigation, examination, interview, hearing, subpoena, request for information, witness appearance, document production request or other formal or informal inquiry, whether actual, pending, threatened or anticipated, and whether civil, criminal, administrative, regulatory, judicial, arbitral, investigative or otherwise, including any appeal therefrom, and whether or not the Indemnified Person is a party thereto, in each case arising out of, relating to or in connection with any matter referred to in paragraph (d);
(i)any circumstance, event, act, omission, allegation or matter arising out of, relating to or in connection with any matter referred to in paragraph (d), which has given rise to, may give rise to, or is reasonably capable of giving rise to, any matter referred to in paragraph (a);
(ii)any matter arising out of, relating to or in connection with any matter referred to in paragraph (d) in respect of which the Indemnified Person is requested or required to provide information, documents, assistance, testimony, evidence or cooperation, whether or not any claim, action, proceeding, investigation or inquiry has been commenced against the Indemnified Person;
(iii)any matter (whenever brought) arising out of, relating to or in connection with the actual, purported or alleged exercise or discharge of, or failure or alleged failure to exercise or discharge, any of the Indemnified Person’s powers, rights, duties or responsibilities in connection with:
(iv)(i) the Primary Role;
(v)(ii) the Indemnified Person’s role from time to time as a director (or equivalent), board observer (or equivalent), management, supervisory or board committee member (or equivalent), secretary (or equivalent), officer, employee, agent, representative of or consultant to the Company and/or any Associated Company and/or as a Representative; and/or
(vi)(iii) the Indemnified Person’s role from time to time as a Representative,
(vii)in each case whether before or after the date of this Agreement and including any actual or alleged negligence, default, breach of duty, breach of trust, misstatement, misleading statement, omission or other act or omission by the Indemnified Person; and
(viii)all liabilities, damages, compensation, penalties, fines, awards, settlements, judgments, costs, charges, expenses (including legal and professional fees, retainers, court costs, transcripts, fees of experts and other professionals, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses) and other amounts reasonably incurred or suffered by the Indemnified Person in connection with any matter referred to in paragraphs (a) to (d), including, for the avoidance of doubt, in connection with (i) prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, or otherwise participating in, any matter referred to in paragraphs (a) to (d) or (ii) establishing or enforcing a right to indemnification under this Agreement, the Company’s Memorandum and Articles of Association, applicable law or otherwise;

1.1“Companies Law”	1.1the Companies (Jersey) Law 1991;
1.1“External Company”
1.1any company, limited liability company, partnership, joint venture, trust, foundation or other enterprise, other than the Company or an Associated Company, of which the Indemnified Person is a Representative from time to time;

1.1“Primary Role”	1.1has the meaning given in Recital (A); and
1.1“Representative”
1.1a person who, at the request or direction of the Company or an Associated Company and for such period as the Company or that Associated Company (as applicable) may require, represents the Company or an Associated Company in any capacity in respect of or in connection with an External Company, including as a director (or equivalent), board observer (or equivalent), management, supervisory or board committee member (as equivalent), secretary (or equivalent), officer, employee, agent or representative of or consultant to an External Company.

1.2In this Agreement unless the context otherwise requires:

1.2.1references to legislation include any subordinate legislation (including regulations and orders) made under that legislation, whether before or after the date of this Agreement, and include a reference to such legislation as from time to time amended or re-enacted (including by way of consolidation or re-writing, and whether before or after the date of this Agreement) and, where such legislation has re-enacted or replaced any other legislation, such other legislation;
1.2.2references to law include reference to all applicable legislation and law in any part of the world, and include all applicable rules and regulations, codes of practice, codes of conduct, handbooks, policy statements or other guidance (whether or not having the force of law) issued from time to time by any governmental, administrative, supervisory, stock exchange, competition, regulatory, taxation, judicial, determinative, disciplinary or enforcement body, authority, agency, board, department, body, official, court or tribunal of any jurisdiction and whether supranational, national, regional or local, in each case in respect of whose rules or requirements the relevant person is subject;
1.2.3references to a “person” include a natural person, partnership, company, association, joint venture, consortium, organisation, foundation, trust, government or state (in each case whether or not having separate legal personality) and references to a “company” include any company, corporation, limited liability company, or other body corporate, wherever and however incorporated or established;
1.2.4the singular shall include the plural and vice versa and references to any gender or the neuter include a reference to the other gender and the neuter;
1.2.5any reference to this Agreement or to any other document is a reference to this Agreement or that other document as amended, varied, supplemented, replaced, restated or novated at any time;
1.2.6any reference to something being “in writing” or “written” shall include a reference to that thing being produced by any legible and non-transitory substitute for writing (including in electronic form) or partly in one manner and partly in another; and
1.2.7general words shall not be given a restrictive meaning by reason of the fact that they are preceded or followed by words indicating a particular class of acts, matters or things or by examples falling within the general words.
1.3The table of contents and headings in this Agreement are inserted for convenience only and shall not affect the construction of this Agreement.
2.INDEMNITY
2.1Indemnity
2.1.1Subject to the remaining provisions of this Agreement, the Company shall, to the fullest extent permitted by applicable law from time to time and without prejudice to any other indemnity or insurance to which the Indemnified Person may otherwise be entitled, indemnify and hold the Indemnified Person harmless in respect of all Claims.
2.1.2Advancement of payment shall be made by the Company to the Indemnified Person on a demand being made by the Indemnified Person (or, if later, three Business Days before the due date for payment of the relevant liability) subject to the provision of reasonable evidence of the amount and payment date of the relevant liability. Such payment shall be made without any set-off or counterclaim, shall be unsecured, interest free and free from any deduction or withholding except as required by this Agreement or by applicable law. Advances shall be made without regard to the Indemnified Person’s ability to repay such amounts and without regard to the Indemnified Person’s ultimate entitlement to indemnification under the other provisions of this Agreement.
2.2Limitations
2.2.1The indemnity in Clause 2.1.1 shall be deemed not to provide for, or entitle the Indemnified Person to, any indemnification that would cause this Agreement, or any part of it, to the extent (but only to the extent ) such indemnity would be treated as void or unenforceable under applicable law.
2.2.2The Indemnified Person shall not be entitled to indemnification under Clause 2.1.1 to the extent that such indemnification is prohibited by, or would be unenforceable under:
(a)applicable law; or
(b)where the Claim relates to the affairs of an Associated Company, the laws of the jurisdiction of incorporation or establishment of that Associated Company; or
(c)for an accounting of profits made from the purchase and sale (or sale and purchase) by the Indemnified Person of securities of the Company within the meaning of Section 16(b) of the US Securities Exchange Act of 1934, as amended (“Exchange Act”) or similar provisions of state statutory law or common law; or
(d)for any reimbursement of the Company by the Indemnified Person of any bonus or other incentive-based or equity-based compensation or of any profits realized by the Indemnified Person from the sale of securities of the Company, as required in each case under the Exchange Act (including any such reimbursements that arise from an accounting restatement of the Company pursuant to Section 304 of the US Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), or the payment to the Company of profits arising from the purchase and sale by the Indemnified Person of securities in violation of Section 306 of the US Sarbanes-Oxley Act).
2.3Process and procedure for claims
2.3.1Subject to applicable law, the following provisions shall apply in respect of Claims incurred or to be incurred by the Indemnified Person:

(a)the Company shall make advance payments to the fullest extent permitted by applicable law, provided that the Indemnified Person provides any undertaking and complies with any other requirements of applicable law; and
(b)within 14 days of receiving a written request from the Company, the Indemnified Person must repay to the Company all amounts received by, or advanced to, the Indemnified Person under this Agreement:
(i)only to the extent that it shall be determined by final judgment or other final adjudication under the provisions of any applicable law (as to which all rights of appeal therefrom have been exhausted or lapsed) that such amounts were paid or advanced in contravention of law;
(ii)only to the extent that amounts paid to the Indemnified Person in respect of such Claims are subsequently found not to be payable by the Indemnified Person in respect of such Claims; or
(iii)only to the extent that amounts paid to the Indemnified Person in respect of such Claims are subsequently and finally recovered or compensated for, including by virtue of any relevant directors’ and officers’ liability insurance maintained by the Company.
2.3.2The Indemnified Person shall:
(a)give written notice to the Company as soon as reasonably practicable upon receipt of any written demand relating to any Claims (or circumstances which may reasonably be expected to give rise to a demand relating to Claims) giving reasonable details and providing copies of relevant documents and correspondence, provided that the omission by Indemnified Person to so notify the Company will not relieve the Company from any liability which it may have to Indemnified Person hereunder or otherwise;
(b)provide all such information in relation to any Claims as the Company may reasonably request;
(c)take all such action as the Company may reasonably request to avoid, dispute, resist, appeal, compromise or defend any Claims or the Indemnified Person offers to allow the Company to defend such Claims; and
(d)not make any admission of liability to, or conduct any negotiations or agree to any compromise, settlement or waiver of rights or liabilities with, any person in relation to any Claim without the prior written consent of the Company, such consent not to be unreasonably withheld,
(e)and the Company shall be entitled to assume the defense of any Claim with counsel consented to by Indemnified Person (such consent not to be unreasonably withheld) upon the delivery by the Company to Indemnified Person of written notice of the Company’s election to do so. After delivery of such notice, consent to such counsel by the Indemnified Person and the retention of such counsel by the Company, the Company will not be liable to Indemnified Person under this Agreement for any fees or expenses of counsel subsequently incurred by the Indemnified Person with respect to such Claim; provided that (i) the Indemnified Person shall have the right to employ separate counsel in respect of any proceeding at Indemnified Person’s expense and (ii) if (A) the employment of counsel by the Indemnified Person has been previously authorized in writing by the Company or (B) the Indemnified Person shall have reasonably concluded upon the advice of counsel that there is a conflict of interest between the Company and the Indemnified Person in the conduct of the defense of such Claim, or (C) the Company shall not continue to retain such counsel to defend such Claim, then in each such case the fees and expenses of Indemnified Person’s counsel shall be at the Company’s expense. The Company shall not settle any action, claim or proceeding (in whole or in part) which would impose any expense, judgment, fine, penalty or limitation on the Indemnified Person, or that would materially adversely affect the reputation of the Indemnified Person, in each case without the Indemnified Person’s prior written consent.
2.3.3In the event that the Company makes any payment under this Agreement in respect of which the Indemnified Person is or may be entitled to make a claim or seek reimbursement from a third party, the Company shall be subrogated to the extent of such payment to all of the Indemnified Person’s rights of recovery against such third party in respect of the same. The Indemnified Person shall provide all such reasonable cooperation as may be requested by the Company for the purposes of securing and exercising such rights of recovery, including but not limited to:
(a)the execution of any documents necessary to enable the Company effectively to bring an action in the name of the Indemnified Person; and
(b)the provision of assistance as a witness (for which the Indemnified Person shall be entitled to indemnity under Clause 2).
2.3.4The Indemnified Person shall:
(a)save with the consent of the Company, not knowingly make any statements (whether oral or in writing) to the press or any other media concerning any matter which is the subject of a Claim; and
(b)ensure, so far as within their knowledge and control, that no action is taken in relation to any Claim which may prejudice recovery under any relevant contract of insurance, except to the extent required by law or judicial process.
2.4Insurance

2.5The Company shall use all reasonable endeavours to provide and maintain appropriate directors’ and officers’ liability insurance (including ensuring that premiums are properly paid) for the benefit of the Indemnified Person for so long as any Claims may lawfully be brought against the Indemnified Person that provides coverage for the Indemnified Person no less favorable than the coverage provided to any other director or executive officer of the Company. If, at the time the Company receives notice of a Claim hereunder, the Company has directors’ and officers’ liability insurance in effect, the Company shall give prompt notice of such Claim to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnified Person, all amounts payable as a result of such Claim in accordance with the terms of such policies. The failure or refusal of any such insurer to pay any such amount shall not affect or impair the obligations of the Company under this Agreement. The Company shall not be liable to indemnify the Indemnified Person in accordance with this Agreement to the extent that the Indemnified Person has actually received such compensation for the Claims pursuant to the terms of any directors’ and officers’ liability insurance or other indemnity provision which from time to time is in force.
2.6Presumption and Burdens of Proof; Effect of Certain Proceedings
2.7In making any determination with respect to entitlement to indemnification hereunder, the person or persons or entity making such determination shall, to the fullest extent not prohibited by law, presume that the Indemnified Person is entitled to indemnification under this Agreement if the Indemnified Person has submitted a request for indemnification in accordance with Clause 2.3 of this Agreement, and the Company shall, to the fullest extent not prohibited by law, have the burden of proof to overcome that presumption in connection with the making by any person, persons or entity of any determination contrary to that presumption. Neither the failure of any person, persons or entity to have made a determination prior to the commencement of any action pursuant to this Agreement that indemnification is proper in the circumstances because the Indemnified Person has met the applicable standard of conduct, nor an actual determination by any person, persons or entity that the Indemnified Person has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnified Person has not met the applicable standard of conduct.
2.8Contribution
2.9To the fullest extent permissible under applicable law, if the indemnification provided for in this Agreement is unavailable to the Indemnified Person for any reason whatsoever, the Company, in lieu of indemnifying the Indemnified Person, shall contribute to the amount incurred by the Indemnified Person, whether for judgments, fines, penalties, excise taxes, amounts paid or to be paid in settlement and/or for expenses, in connection with any claim relating to an indemnifiable event under this Agreement, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such Claim in order to reflect (i) the relative benefits received by the Company and the Indemnified Person as a result of the event(s) and/or transaction(s) giving rise to such Claim; and/or (ii) the relative fault of the Company (and its directors, officers, employees and agents) and the Indemnified Person in connection with such event(s) and/or transaction(s).
3.GENERAL
3.1This Agreement shall remain in force until such time as any relevant limitation periods (under the laws of any applicable jurisdiction) for bringing Claims against the Indemnified Person have expired, or for so long as the Indemnified Person potentially remains liable for any Claims.
3.2Subject to Clause 3.4, no variation of this Agreement shall be valid unless it is in writing and signed by each of the parties. The expression “variation” shall include any variation, modification, supplement, deletion or replacement however effected.
3.3Unless expressly agreed, no variation by the parties shall constitute a general waiver of any provisions of this Agreement, nor shall it affect the rights of the Indemnified Person in respect of any Claims arising out of any act or omission of the Indemnified Person or any event or occurrence before any such amendment is made nor affect any other rights, obligations or liabilities under or pursuant to this Agreement which have already accrued up to the date of variation, and the rights and obligations of the parties under or pursuant to this Agreement shall remain in full force and effect, except and only to the extent that they are so varied.
3.4A party shall not assign, novate, transfer, charge or otherwise deal with all or any of its rights or obligations under this Agreement nor grant, declare, create or dispose of any right, obligation, or interest in this Agreement without the prior written consent of the other. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company, spouses, heirs, and executors, administrators, personal and legal representatives. The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all or substantially all, or a substantial part of the business or assets of the Company, by written agreement in form and substance satisfactory to the Indemnified Person, expressly to assume and agree to perform this Agreement in the manner and to the same extent that the Company would be required to perform if no such succession had taken place.
3.5If any provision of this Agreement is held to be invalid or unenforceable, then such provision shall (so far as it is invalid or unenforceable) be given no effect and shall be deemed not to be included in this Agreement, but without invalidating any of the remaining provisions of this Agreement. The parties shall then use all reasonable endeavours to replace any such invalid or unenforceable provision by a valid and enforceable substitute provision the effect of which is as close as possible to the intended effect of the invalid or unenforceable provision.
3.6Without prejudice to Clause 3.5, If this Agreement is finally judicially determined in a relevant jurisdiction to provide for, or entitle the Indemnified Person to, indemnification against any Claims (or any other claims or losses) that would cause this Agreement, or any part of it, to be treated as void under the laws of that jurisdiction, this Agreement shall, in so far as it relates to such jurisdiction, be deemed not to provide for, or entitle the Indemnified Person to, any such indemnification, and the Company shall instead indemnify the Indemnified Person against any Claims or Losses (or other claims or losses) to the fullest extent permitted by law in that jurisdiction.
3.7This Agreement may be executed in any number of counterparts and by the parties to it on separate counterparts, each of which shall be an original and which shall together (but not otherwise) constitute one and the same instrument.
3.8No failure or delay by a party in exercising any right or remedy provided by law or under or pursuant to this Agreement to such party shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time and no single, partial or defective exercise of any such right or remedy shall preclude any other or further exercise of it or the exercise of any other right or remedy.
3.9The rights and remedies of each party under or pursuant to this Agreement are cumulative, may be exercised as often as such party considers appropriate and are in addition to its rights and remedies under general law.
3.10The rights and remedies of a party under this Agreement shall not be affected, and the liabilities of other party under this Agreement to such party shall not be released, discharged or impaired, by any event or matter whatsoever, other than a specific and duly authorised written waiver or release by such party.
3.11The Company expressly confirms and agrees that it has entered into this Agreement and assumed the obligations imposed on it hereby in order to induce Indemnified Person to serve as a Primary Role of the Company, and the Company acknowledges that Indemnified Person is relying upon this Agreement in serving as a Primary Role of the Company
4.GOVERNING LAW AND JURISDICTION
4.1This Agreement and any non-contractual obligations arising out of or in connection with this Agreement shall be governed by and shall be construed in accordance with the laws of Jersey.
4.2Each party irrevocably agrees that the courts located in Delaware, USA shall have exclusive jurisdiction to hear and determine any suit, action or proceedings, and to settle any dispute, controversy or claim arising out of or in connection with this Agreement (including any dispute regarding its existence, validity, interpretation, performance, breach or termination) and irrevocably submits to the jurisdiction of such courts for that purpose.
4.3Nothing contained in this Clause 4 shall affect the right to serve process in any other manner permitted by law.

IN WITNESS whereof THIS AGREEMENT has been executed the day and year first above written

EXECUTED by	)
Versigent PLC	)
acting by	)
) ……………………………………
……………………………………	) Director/ Secretary/ Authorised Signatory
in the presence of:

……………………………………
Name: ……………………………………
Address: ……………………………………
………………………………………………………..
Occupation: ……………………………………

EXECUTED by	)
[NAME]	)	……………………………………

in the presence of:

……………………………………
Name: ……………………………………
Address: ……………………………………
………………………………………………………..
Occupation: ……………………………………